EXHIBIT 99.1

Ceragenix™ Compound Shows Promise for Treating Lethal Cystic Fibrosis Infections

Testing Performed at the University of Pennsylvania’s Institute of Medicine and Engineering

Denver, CO, July 2, 2007 — Ceragenix Pharmaceuticals, Inc. (OTCBB:CGXP), a biopharmaceutical company focused on infectious disease and dermatology, today announced that researchers at the University of Pennsylvania led by Dr. Paul Janmey and Dr. Robert Bucki, in collaboration with Dr. Paul B. Savage of Brigham Young University, have demonstrated in a series of in vitro experiments that an investigational drug compound known as CSA-13 shows promise as a potential therapy to treat multidrug resistant Pseudomonas aeuroginosa infections which are a leading cause of morbidity and mortality in patients with cystic fibrosis. The research appears ahead of print in an advanced online publication of the Journal of Antimicrobial Chemotherapy, the official journal of the British Society for Antimicrobial Chemotherapy.

In the reported research, Dr. Bucki and his colleagues evaluated the activity of a CSA-13, a member of the family of Ceragenin™ compounds being developed by Ceragenix. CSA-13 is a synthetic non-peptide mimic of the naturally occurring antimicrobial peptide found in the lung.  The researchers found that CSA-13:

•                  Is significantly more effective than positively charged antibacterial peptides (LL-37) against a multidrug resistant strain of Pseudomonas aeuroginosa;

•                  Is far less susceptible to inactivation by negatively charged components found in the sputa of cystic fibrosis patients (DNA and F-actin); and that

•                  Is potent even in cystic fibrosis sputum thereby suggesting potential for therapeutic use.

 “This new compound has the potential to be a significant advance in the treatment of patients with cystic fibrosis and other lung infections” says senior author Robert Bucki, a Senior Investigator at the University of Pennsylvania’s Institute for Medicine and Engineering.

Normal healthy lungs are protected against bacterial infection by the presence of naturally occurring antimicrobial peptides such as LL-37 found in the lung fluid which form part of the body’s innate immune system.  These positively charged antimicrobial peptides are electrostatic attracted to the negatively charged membranes of bacteria.  Once attached to the invaders’ membranes, the antimicrobial peptides permeabilize and destroy the bacterial membranes leading to bacterial cell death.  This highly effective mechanism of protecting the lung from bacterial infection does not work well in patients with cystic fibrosis as those patients have much higher levels of other negatively charged components in their sputum which bind to and inactivate the antimicrobial peptides.   As a result, patients with cystic fibrosis are at high risk for lung infections throughout their lifetimes and the repeated bouts of lung infections scar the lung tissue and ultimately rob the patients of their ability to breathe.

“The conventional therapy used to treat Pseudomonas infections in cystic fibrosis patients is Tobramycin but there are an increasing number of Tobramycin resistant strains of Pseudomonas. There is an urgent need for the development of new antibiotics to treat these and other gram-negative bacterial infections” said Steven Porter, Chairman and CEO of Ceragenix Pharmaceuticals. “Our goal is to find a partner to help us advance development of this application.”

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins™ (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings (Ceracides™) and as therapeutics for antibiotic-resistant organisms. Ceragenix also owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram® and NeoCeram™. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities; the ability of the company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration; successful clinical trials of the company’s planned products including; the ability to enroll the studies in a timely manner, patient compliance with the study protocol,  and a sufficient number of patients completing the studies;  the ability of the company to commercialize its planned products; the ability of the company to consummate a favorable marketing agreement with a partner to market EpiCeram®; the ability of the company to successfully manufacture its products (through contract manufacturers); market acceptance of the company’s planned products, the company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the company to successfully prosecute and protect its intellectual property, and the company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from the company’s forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to the company, may be significant, now or in the future, and these factors may affect the company to a greater extent than indicated. All forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that the company files from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2007. Except as required by law, the company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Ceragenix

Steven S. Porter, 720-946-6440

or  CEOcast, Inc.

Andrew Hellman

 (212) 732-4300

End of Filing